                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               DAVOX CORPORATION
                               -----------------
               (Name of Registrant as Specified In Its Charter)


           ---------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (4) Date Filed:

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

                               DAVOX CORPORATION
                            6 TECHNOLOGY PARK DRIVE
                         WESTFORD, MASSACHUSETTS 01886
                               ________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 4, 1999

To The Stockholders of Davox Corporation:

     Notice is Hereby Given that the Annual Meeting of Stockholders of Davox Corporation, a Delaware corporation (the "Company"), will be held at 10:00 a.m., Boston time, on May 4, 1999, at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts to consider and vote upon proposals:

          1. To fix the number of directors constituting the Board of Directors at four and to elect a Board of Directors for the ensuing year.

          2. To approve an increase in the number of shares of Common Stock, $.10 par value, available for issuance under the Davox 1996 Stock Plan (the "1996 Stock Plan") to 2,700,000 shares.

          3. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending December 31, 1999.

          4. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     Only stockholders of record at the close of business on March 12, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. To ensure your representation at the meeting, however, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

                              By Order of the Board of Directors,


                              Timothy C. Maguire
                              Secretary

Westford, Massachusetts
March 19, 1999

                               DAVOX CORPORATION
                            6 TECHNOLOGY PARK DRIVE
                         WESTFORD, MASSACHUSETTS 01886

                        _______________________________

                                PROXY STATEMENT

                        _______________________________

                                MARCH 19, 1999

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Davox Corporation (the "Company" or "Davox") for use at the Annual Meeting of Stockholders to be held on May 4, 1999 at 10:00 a.m. local time at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts 01886.

     Only stockholders of record as of March 12, 1999 (the "Record Date") will be entitled to vote at the meeting and any adjournments thereof. As of that date, 14,379,418 shares of Common Stock, $.10 par value, of the Company were issued and outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice to the Secretary of the Company at any time before it is exercised or by delivering a later executed proxy to the Secretary of the Company at any time before the original proxy is exercised.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended December 31, 1998, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the form of proxy were first mailed to stockholders on or about March 19, 1999.

     The persons named as attorneys in the proxy card are directors and/or officers of the Company. All properly executed proxies returned in time to be counted at the meeting will be voted as stated below under "Election of Directors." Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. In addition to the election of directors, the stockholders will consider and vote upon a proposal to amend the Company's 1996 Stock Plan (the "1996 Plan") to increase the number of shares of Common Stock authorized for issuance pursuant to the 1996 Plan and a proposal to ratify the selection of auditors, as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR if no specification is indicated.

     The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, as well as abstentions and broker "non-votes" with respect to all other matters being submitted to stockholders, are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on each such matter is required for approval; therefore, abstentions will have the practical effect of voting against each such matter since they are included in the number of shares present and voting on each such matter. However, broker "non-votes" are not considered shares entitled to vote and therefore will have no impact on the outcome of the vote.

     The Board of Directors of the Company knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

                MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF DAVOX

     The following table sets forth, as of March 12, 1999 (except as noted below), certain information regarding the ownership of shares of the Company's Common Stock by (i) each person who, to the knowledge of the Company, owned beneficially more than 5% of the shares of Common Stock of the Company outstanding at such date, (ii) each Director and nominee of the Company, (iii) each Named Officer (as defined below) and (iv) all Directors, nominees and Executive Officers as a group:

Name and Address of                          Amount and Nature of
Beneficial Owner                             Beneficial Ownership (1)       Percent of Class
-------------------                          ------------------------       ----------------
Entities and individuals associated with         1,100,000(2)                      7.2%
FMR Corp.
82 Devonshire Street
Boston, MA  02109
Alphonse M. Lucchese                               510,205(3)                      3.3%
R. Scott Asen                                      536,841(4)                      3.5%
Michael D. Kaufman                                 288,848(5)                      1.9%
Walter J. Levison                                   45,000(6)                        *
John J. Connolly                                    63,898(7)                        *
James F. Mitchell                                   42,597(8)                        *
Douglas W. Smith                                    90,168(9)                        *
Mark Donovan                                        44,876(10)                       *
All Directors, Nominees and Executive            1,730,808(11)                    11.3%
Officers as a group (12 Persons)

______________________________

*    Less than 1.0%.

(1) Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to the shares. Includes all shares which the named person has the right to acquire within 60 days following March 12, 1999.

(2) FMR Corp. ("FMR") has no power to direct the vote with respect to 1,100,000 of such shares. This information is as of December 31, 1998 and is based on
     Schedule 13G dated February 12, 1999 filed by FMR.

(3) Includes 510,205 shares subject to options held by Mr. Lucchese exercisable within 60 days of March 12, 1999.

(4) Includes 20,000 shares owned by Asen and Co. f/b/o SDFJ, Inc., 10,000 shares held by a company to which Mr. Asen, a Director of the Company, provides certain advisory services and 4,500 shares held by the IRA of an individual to whom Mr. Asen provides certain advisory services, all of such shares as to which Mr. Asen disclaims beneficial ownership. Also includes 487,341 shares individually owned by Mr. Asen and 15,000 shares subject to options held by Mr. Asen that are exercisable within 60 days of March 12, 1999.

(5) Includes 150,000 shares held by MK Global Ventures and 5,000 shares held by MK GVS Fund. Mr. Kaufman, a Director of the Company, is the sole general partner of the sole general partner of each of MK Global Ventures and MK GVS Fund. Mr. Kaufman disclaims beneficial ownership of all shares held by MK Global Ventures and MK GVS Fund. Also includes 118,848 shares individually owned by Mr. Kaufman and 15,000 shares subject to options held by Mr. Kaufman that are exercisable within 60 days of March 12, 1999.

(6) Includes 45,000 shares subject to options held by Mr. Levison which will be exercisable within 60 days of March 12, 1999.

(7) Includes 63,898 shares subject to options held by Mr. Connolly exercisable within 60 days of March 12, 1999.

(8) Includes 38,126 shares subject to options held by Mr. Mitchell exercisable within 60 days of March 12, 1999 and does not include 214 shares which are held by family members, as to which Mr. Mitchell disclaims beneficial ownership of such shares.

(9) Includes 90,168 shares subject to options held by Mr. Smith exercisable within 60 days of March 12, 1999.

(10) Includes 39,376 shares subject to options held by Mr. Donovan exercisable within 60 days of March 12, 1999.

(11) Includes 903,331 shares subject to options held by officers and Directors which are exercisable within 60 days of March 12, 1999. Also includes shares held by entities associated with Messrs. Asen and Kaufman as described in footnotes 4 and 5 respectively.

                                  PROPOSAL I

                             ELECTION OF DIRECTORS

     The directors of Davox are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees are unable to serve) for fixing the number of directors for the ensuing year at four and for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors met eight times, and took actions by written consent six times, during the fiscal year ended December 31, 1998. The Audit Committee of the Board of Directors, of which R. Scott Asen, Michael D. Kaufman and Walter
J. Levison are members, oversees the accounting and tax functions of Davox, including matters relating to the appointment and activities of Davox's independent auditors. The Audit Committee met once during the year ended December 31, 1998. The Compensation Committee of the Board of Directors, of which R. Scott Asen, Michael D. Kaufman and Walter J. Levison are members, reviews and makes recommendations concerning executive compensation. The Compensation Committee met five times, and took action by written consent three times, during the year ended December 31, 1998. The Davox Board does not currently have a standing nominating committee. Each of the directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all Committees on which he serves.

                           OCCUPATIONS OF DIRECTORS

     The following table sets forth the nominees for Director, their ages as of the Record Date and their present positions with Davox.

Name                          Age            Position
----                          ---            --------
Alphonse M. Lucchese           63       Chairman of the Board of Directors and
                                         Chief Executive Officer
Michael D. Kaufman (1)(2)      57                 Director
Walter J. Levison (1)(2)       80                 Director
R. Scott Asen (1)(2)           54                 Director

_______________

(1)  Member of Compensation Committee
(2)  Member of Audit Committee

     The By-Laws of the Company provide that Board of Directors shall be elected annually. Officers are elected by, and serve at the discretion of, the Board of Directors.

     Mr. Lucchese has served as Chief Executive Officer of the Company since July 1, 1994 and has served as a Director and Chairman of the Board of Directors since August 9, 1994. In addition, Mr.

Lucchese served as President of the Company from July 1, 1994 until January 12, 1998. Prior to his employment with the Company, Mr. Lucchese was President and Chief Executive Officer of Iris Graphics, Inc., a manufacturer of high quality color printers, from 1987 until 1994.

     Mr. Kaufman has been a Director of the Company since 1982. Since 1987, Mr. Kaufman has served as the managing general partner of MK Global Ventures and MK GVS Fund, each of which is an investment company and a stockholder of the Company, and MK Global Ventures II, also an investment company. Mr. Kaufman currently serves as a director of DISC, Inc., Human Phermone Sciences, Inc. (formerly Erox Corp.), Hypermedia Communications, Inc., Asante Technologies, Inc. and Syntellect, Inc.

     Mr. Levison has been a Director of the Company since June 1994. Mr. Levison has been a general partner of the Aegis Venture Funds, a group of limited partnerships, since 1982. Mr. Levison formerly served as a director of Chipcom Corporation and Scitex Corporation, and currently serves as a director of D.M. Management Company.

     Mr. Asen has been a Director of the Company since April 1992. Mr. Asen has been President of Asen & Co., Inc., an investment management firm, since 1983. He is also a general partner of Pioneer Associates, L.P. and Pioneer IV, L.P., each a venture capital fund, a general partner of AB Associates, LP and a manager-member of Pioneer III-A, LLP and Pioneer III-B, LLP, each an investment management entity. Mr. Asen currently serves as a director of Barringer Laboratories, Inc. and SeaMED Corporation.


DIRECTOR COMPENSATION

     All Non-employee Directors are compensated at a rate of $1,200 per meeting of the Board of Directors attended and $500 per meeting of the Audit or Compensation Committees attended, plus normal travel expenses incurred in connection with attendance at such meetings. All Non-employee Directors are also compensated on an annual basis at the rate of $8,000. Non-employee Directors are also entitled to receive stock options pursuant to the 1988 Non-employee Director Stock Option Plan.

     Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted (unless one or more nominees are unable or unwilling to serve) FOR the election of all the nominees named above the election of directors will be determined by a plurality of the votes cast at the Annual Meeting. The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of another person.

                      COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

     The following table shows compensation information with respect to services rendered to the Company in all capacities during the years ended December 31, 1998, 1997 and 1996 for (i) the individual who served as the Chief Executive Officer as of December 31, 1998 and (ii) the other four most highly compensated executive officers of the Company (collectively with the Chief Executive Officer, the "Named Officers"):

                          SUMMARY COMPENSATION TABLE

                                                                                 Long Term
                                                 Annual Compensation (1)       Compensation (2)
                                                ------------------------      -----------------
                                                                                   Awards
                                                                              -----------------
                                                                                 Securities
                                                                                 Underlying             All Other
Name and                                                                         Options(4)/          Compensation
Principal Position                     Year     Salary ($)    Bonus ($)(3)         SARs (#)               ($)
------------------------------------   ----     ----------    ------------    -----------------       ------------
Alphonse M. Lucchese (5).............  1998      345,000        125,260                 0                  0
 Chairman and Chief                    1997      330,000        230,672           299,999/0                0
 Executive Officer                     1996      297,504        211,524                 0                  0

Douglas W. Smith.....................  1998      175,000         51,993            20,000/0                0
 Vice President - International        1997      160,000         93,201            59,999/0                0
 Operations and Strategic
 Business Development                  1996      146,259         85,913                 0                  0

John J. Connolly.....................  1998      171,250         25,552            10,000/0                0
 Vice President - Finance and Chief    1997      156,250         45,508            59,999/0                0
 Financial Officer                     1996      141,250         41,845                 0                  0

James F. Mitchell....................  1998      165,000         25,003            20,000/0                0
 Senior Vice President and             1997      165,000         48,060            15,000/0                0
 Chief Technical Officer               1996      159,000         47,105                 0                  0

Mark Donovan.........................  1998      166,250         21,795            60,000/0                0
 Senior Vice President -               1997      132,000         30,756            29,999/0                0
 Customer Service and Operations       1996      117,083         27,848                 0                  0

____________________

(1) Excludes perquisites and other personal benefits, the aggregate annual amount of which for each officer was less than the lesser of $50,000 or 10% of the total salary and bonus reported.

(2) The Company did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during the fiscal years ended December 31, 1998, 1997 and 1996.

(3) Indicates bonus payments earned by the Named Officers in the year indicated, for services rendered in such year, some of which were paid in the next subsequent year.

(4) Reflects the stock split effected by the Company on May 28, 1997.

(5) Mr. Lucchese served as President of the Company until January 12, 1998.

OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

Shown below is information with respect to options to purchase the Company's Common Stock granted to the Named Officers during the fiscal year ended December 31, 1998 under the Company's stock option plans. No stock appreciation rights were granted to these individuals during such year.

                                                 INDIVIDUAL GRANTS

                            Number of   Percent of Total                                     Potential Realizable Value
                           Securities     Options/SARs                                       at Assumed Annual Rates Of
                           Underlying      Granted To      Exercise of                        Stock Price Appreciation
                           Option/SARs    Employees In      Base Price                            for Option Term
                           Granted (#)     Fiscal Year        ($/Sh)     Expiration Date          5% ($)        10% ($)
                         -------------- -----------------  ------------ -----------------   -----------------------------
Alphonse M. Lucchese               0            0                0              0                     0               0
Douglas W. Smith              10,000/0       0.92/0%            17.38  July 23, 2008             97,563         258,270
                              10,000/0       0.92/0%             8.31  November 20, 2008         45,659         121,943
John J. Connolly              10,000/0       0.92/0%            17.38  July 23, 2008             97,563         258,270
James F. Mitchell             20,000/0       1.84/0%            17.38  July 23, 2008            195,126         516,540
Mark Donovan                  10,000/0       0.92/0%            26.00  January 29, 2008         187,946         453,279
                              50,000/0       4.59/0%            19.88  May 7, 2008              609,693       1,559,465

OPTION EXERCISES AND YEAR-END VALUES

         Shown below is information with respect to (i) exercises of stock options of the Named Officers during the fiscal year ended December 31, 1998 and
(ii) unexercised options outstanding at December 31, 1998 and the value of such unexercised in-the-money options at December 31, 1998.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                    VALUES

                                                            Number of Unexercised             Value of Unexercised
                              Shares                           Options/SARs at                    In-the-money
                             Acquired                         December 31, 1998                 Options/SARs at
                                on           Value                 (#)(1)                   December 31, 1998 ($)(2)
Name                        Exercise(#)   Realized($)    Exercisable   Unexercisable     Exercisable      Unexercisable
----                        -----------   -----------    -----------   -------------     -----------      -------------
Alphonse M. Lucchese             0              0           472,705       187,501      2,044,426.89               0
Douglas W. Smith                 0              0            81,417        57,503        347,622.01               0
John J. Connolly                 0              0            55,148        47,501        196,263.07               0
James F. Mitchell                0              0            33,750        29,375        133,202.82               0
Mark Donovan                     0              0            28,125        71,249         38,671.88               0

-----------------------
(1) Options granted to the Named Officers become fully vested immediately prior to the merger, consolidation, liquidation or sale of substantially all of the assets of the Company and terminate immediately after the effective date of such merger, consolidation, liquidation or sale.

(2) Value is based on the difference between the option exercise price and the fair market value of the Company's Common Stock on December 31, 1998 ($7.63 per share, the last reported sales price of the Company's Common Stock on the Nasdaq National Market System on December 31, 1998) multiplied by the number of shares underlying the option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Company's executive compensation program is administered by the three member Compensation Committee of the Board of Directors (the "Compensation Committee"). The three members of the Compensation Committee are non-employee Directors. Pursuant to the authority delegated by the Board of Directors, the Compensation Committee establishes each year the compensation of the Chief Executive Officer, and together with the Chief Executive Officer, establishes the compensation of the other executive officers of the Company.

         Under the supervision of the Compensation Committee, the Company developed and implemented the 1998 Management Compensation Plan for the Chief Executive Officer and certain of the executive officers of the Company (the "Plan"). The Plan is designed to reward executive officers whose performance yields improvement in corporate operating results, market share and shareholder value. The ultimate goal of the Plan is to align the interests of management with those of the stockholders. Compensation under the Plan is comprised of cash compensation in the form of annual base salary, incentive compensation in the form of performance-based cash bonuses, and long-term incentive compensation in the form of stock options.

         In setting cash compensation levels for executive officers (including the Chief Executive Officer), the Compensation Committee takes into account such factors as: (i) the Company's past financial performance and future expectations, (ii) the general and industry-specific business environment and
(iii) corporate and individual performance goals. The base salaries are established at levels comparable to the amounts paid to senior executives with comparable qualifications, experience and responsibilities at other companies located in the northeastern United States of similar size and engaged in a similar business to that of the Company.

         Incentive compensation in the form of performance-based bonuses for the Chief Executive Officer and the Company's other executive officers is based upon management's success in meeting the Company's financial and strategic goals as well as meeting individual performance goals. Target levels of revenue and net income were set at the time the Plan was established (and subsequently revised twice during fiscal 1998) and bonuses were allocated to the Chief Executive Officer and certain other executive officers contingent upon the achievement of the target levels.

         Mr. Alphonse Lucchese is the Chief Executive Officer and a Director of the Company. His fiscal 1998 performance was evaluated on the basis of the factors described above applicable to officers generally. His base salary was based on a number of factors, including the base salaries of executives performing similar functions for peer companies. The annual bonus component, as well as his salary, reflect the Company's financial performance, the continued introduction and commercialization of new products and progress toward achieving business goals and the achievement by Mr. Lucchese of non-financial goals. In assessing Mr. Lucchese's performance for fiscal 1998, the Compensation Committee took into account the degree to which the financial and non-financial goals on which his compensation was based had been achieved.

         Incentive compensation in the form of stock options is designed to provide long term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with the Company and to enable optionees to develop and maintain a significant, long-term stock ownership position in the Company's Common Stock. The Compensation Committee grants stock options to the Company's executive officers in consideration of the strategic goals and direction of the Company. The Company's 1996 Stock Plan (the "1996 Plan"), administered by the Board of Directors, is the vehicle for the granting of stock options.

         The 1996 Plan permits the Board of Directors to grant stock options to eligible employees, including executive officers. Options become exercisable in increments over time, contingent upon continued employment. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's Common Stock at any particular point in time.

         The Company also maintains the 1991 Employee Stock Purchase Plan (the "Stock Purchase Plan") in which all executives may participate on the same terms as non-executive employees who meet applicable eligibility criteria. The Stock Purchase Plan provides for the sale of shares of the Company's Common Stock to employees (as defined in the Stock Purchase Plan) of the Company pursuant to non-transferable options at less than fair market value. Employees who own 5% or more of the Common Stock of the Company and non-employee directors are not eligible to participate in the Stock Purchase Plan. As of the date hereof 100,726 shares of Common Stock have been issued under the Stock Purchase Plan.

         In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Company's present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

         The Compensation Committee is satisfied that the executive officers of the Company are dedicated to achieving significant improvements in the long-term financial performance of the Company and that the compensation policies and programs implemented and administered have contributed and will continue to contribute towards achieving this goal.

This report has been submitted by the members of the Compensation Committee:

                                                   R. Scott Asen

                                                Michael D. Kaufman

                                                 Walter J. Levison

                               PERFORMANCE GRAPH

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock for the five fiscal years ended December 31, 1998, with the cumulative total return on (i) the Nasdaq Market Index and (ii) a broad peer group index prepared by Media General consisting of Nasdaq listed companies grouped under SIC Code 7373, Computer Integrated Systems Design. The comparison assumes $100 was invested on December 31, 1993 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG DAVOX CORPORATION,
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX




-------------------------------------------------------------------------------------------------------------------------
                            12/31/93      12/30/94        12/29/95         12/31/96         12/31/97         12/31/98
-------------------------------------------------------------------------------------------------------------------------
Davox Corporation            100.00        107.50          237.50           825.00           978.26           228.64
Nasdaq Market Index          100.00        104.99          136.18           169.23           207.00           291.96
Peer Group Index             100.00         95.67          154.27           163.74           195.67           426.23
-------------------------------------------------------------------------------------------------------------------------

The stock price performance shown on the graph above is not necessarily indicative of future price performance. Information used in the graph was obtained from Media General Financial Services, a source believed to be reliable; however, the Company is not responsible for any errors or omissions in such information.

                            SEVERANCE ARRANGEMENTS

         Pursuant to the terms of Mr. Lucchese's 1994 Executive Compensation Plan, if Mr. Lucchese is terminated without cause he will receive 12 monthly severance payments totaling the greater of (i) Mr. Lucchese's annual base salary in the year of termination; or (ii) Mr. Lucchese's prior year base salary plus any bonus earned in the prior year.

         Pursuant to the terms of Mr. Mitchell's 1994 Executive Compensation Plan, the Company shall continue Mr. Mitchell's base salary and medical benefits for a period of 12 months if Mr. Mitchell is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization that would require Mr. Mitchell to relocate.

         Pursuant to the terms of Mr. Smith's 1994 Executive Compensation Plan, the Company shall continue Mr. Smith's base salary and medical benefits for a period of 6 months if Mr. Smith is terminated due to an economic layoff, a downsizing that eliminates his position or a reorganization that would require Mr. Smith to relocate.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS OF THE COMPANY

         The Company has adopted a policy that all transactions between the Company and its officers, directors, principal stockholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any loans by the Company to officers, directors, principal stockholders and their affiliates must be approved by a majority of the outside independent and disinterested directors. Mr. Paul Lucchese, Esq., son of Mr. Alphonse M. Lucchese, is a member of the Company's legal staff and received $110,599 in compensation during the fiscal year ended December 31, 1998. QCC, Inc., a corporation of which Mr. Alphonse M. Lucchese, Jr., son of Mr. Alphonse M. Lucchese, was a fifty-percent stockholder, provided technical consulting services to the Company. QCC, Inc. was subsequently sold to Whittman-Hart, Inc. and Mr. Alphonse M. Lucchese, Jr. became an employee of that organization. Whittman-Hart, Inc. provided similar consulting services to the Company. During the fiscal year ended December 31, 1998, QCC, Inc. and Whittman-Hart, Inc. received an aggregate of $336,273 in connection with rendering of such consulting services to the Company.

                                  PROPOSAL II

                        PROPOSAL TO AMEND THE 1996 PLAN

         The 1996 Stock Plan was adopted by the Company's Board of Directors in July 1996 and was approved by the Company's stockholders in April 1997. A maximum of 900,000 shares (as adjusted in connection with the stock split effected by the Company in May 1997) of Common Stock were originally reserved for issuance under the 1996 Stock Plan upon the exercise of options or in connection with awards of stock of the Company or the opportunity to make direct stock purchases of shares of the Company. At the Company's 1998 Annual Meeting of Stockholders held on May 6, 1998, the Company's stockholders approved a proposal to increase the total number of shares authorized for issuance pursuant to the 1996 Stock Plan to 1,950,000 shares. The Board of Directors has approved and recommended to the stockholders that they approve an increase in the number of shares authorized for issuance pursuant to the 1996 Stock Plan by 750,000 shares to 2,700,000 shares.

         The Company's management relies on stock options as essential parts of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The

Board of Directors believes that the proposed increase in the number of shares available under the 1996 Stock Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees.

         The following table sets forth as of March 12, 1999 all options granted under the 1996 Stock Plan since its inception to (i) each of the Named Officers,
(ii) each person who has received five percent or more of the stock options granted under the 1996 Stock Plan, (iii) all current executive officers of the Company as a group and (iv) all employees, excluding executive officers, of the Company as a group. Non-employee directors of the Company are not eligible to receive stock options under the 1996 Stock Plan and no non-employee director has been granted stock options under the 1996 Stock Plan since its inception. Future awards are in the discretion of the Board of Directors and cannot be determined at this time.

                                                                             Number of Shares
                                                                        Represented by Options (1)
                                                                        --------------------------
         Alphonse M. Lucchese*                                                      299,999
           Chairman and Chief Executive Officer
         John J. Connolly                                                            79,999
           Vice President - Finance and Chief Financial Officer
         James F. Mitchell                                                           45,000
           Senior Vice President and Chief Technical Officer
         Mark Donovan*                                                               99,999
           Senior Vice President - Customer Service
           and Operations
         Douglas W. Smith                                                            79,999
           Vice President - International Operations
           and Strategic Business Development
         Joseph R. Coleman*                                                         127,500
           Vice President - North American Sales
         Executive Group (9 persons)                                                847,495
         Non-Executive Employee Group                                             1,045,010

--------------
* Persons who have received five percent or more of the stock options granted under the 1996 Stock Plan.

(1) Options vest in eight equal semi-annual installments beginning six months after date of grant. All stock options were granted with an exercise price equal to the fair market value of the Common Stock on the date of grant. The ultimate value of the options will depend on the future market value of the Company's stock, which cannot be forecast with reasonable accuracy.

Description of the 1996 Stock Plan

         The purpose of the 1996 Stock Plan is to provide incentives to directors, officers and other employees of the Company by providing them with opportunities to purchase stock of the Company and participate in the ownership of the Company.

         Under the 1996 Stock Plan, employees and officers of the Company may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) of the Code, and directors (provided they are also employees), officers, employees and consultants of the Company may be granted (i) options which do not qualify as ISOs ("Non-Qualified Option" or "Non-Qualified Options"), (ii) awards of stock in the Company ("Awards"), and (iii) opportunities to make direct purchases of stock in the Company ("Purchases"). ISOs, Non-Qualified Options, Awards and Purchases are sometimes collectively referred to as "Stock Rights" and ISOs and Non-Qualified Options are sometimes collectively referred to as "Options." The 1996 Stock Plan provides for the issuance of a maximum of 1,950,000 shares of Common Stock of the Company pursuant to the grant of Stock Rights. Currently, 402 employees (including one director who is also an employee and officer of the Company) of the Company are eligible to participate in the 1996 Stock Plan.

         The 1996 Stock Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Compensation Committee is currently comprised of three outside directors, Michael D. Kaufman, R. Scott Asen and Walter J. Levison. Subject to the terms of the 1996 Stock Plan, the Committee has the authority to determine the persons to whom Stock Rights are granted, the exercise price per share and other terms and provisions governing the Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable upon exercise of Stock Rights.

         Stock Rights may be granted under the 1996 Stock Plan at any time on or prior to July 24, 2006. The exercise price per share of Non-Qualified Options granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the 1996 Stock Plan cannot be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company may be organized. The exercise price per share of each ISO cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of an ISO granted to an employee holding more than ten percent of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). The 1996 Stock Plan provides that each option shall expire on the date specified by the Committee, but not more than ten years from its date of grant in the case of an ISO, and five years in the case of an ISO granted to an employee or officer holding more than ten percent of the voting stock of the Company.

         Each Option granted under the 1996 Stock Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. The Committee has the right to accelerate the date that any installment of any Option becomes exercisable (subject to the $100,000 per year limitation on the fair market value of stock subject to ISOs granted to any employee which first become exercisable in any calendar year).

         Payment of the exercise price of an Option granted under the 1996 Stock Plan may be made in cash or by check or, if authorized by the Committee in its discretion in writing at the time of grant (i) by tendering shares of Common Stock of the Company having fair market value equal as of the date of the exercise to the cash exercise price of the Option, (ii) in full or in part by a personal recourse, interest bearing note, (iii) through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option or (iv) by any combination of the above.

         The 1996 Stock Plan limits to 750,000 shares (as adjusted in connection with the stock split effected by the Company in May 1997) the number of shares of Common Stock that any employee may acquire under the 1996 Stock Plan in any one calendar year.

         Only the grantee may exercise a Stock Right; no assignments or transfers of Stock Rights are permitted except by will or by the laws of descent and distribution, or in the case of Non-Qualified Options only, pursuant to a valid domestic relations order.

         If an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and vested ISOs shall terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates), except to the extent that such ISOs shall have been converted into Non-Qualified Options. If an optionee ceases to be employed by the Company by reason of disability, or if an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee's estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee's disability or death (but not later than the specified expiration date of the ISO).

         Option holders are protected against dilution in the event of a stock dividend, stock split, consolidation, merger, recapitalization, reorganization or similar transaction. The Board of Directors may from time to time adopt amendments to the 1996 Stock Plan, certain of which are subject to stockholder approval, and may terminate the 1996 Stock Plan, at any time (although such action shall not affect options previously granted). Any shares subject to an option granted under the 1996 Stock Plan, which for any reason expire or terminate unexercised, may again be available for future option grants. Unless terminated sooner, the 1996 Stock Plan will terminate on July 24, 2006.

Certain Federal Tax Information

         The following discussion of United States federal income tax consequences of the issuance and exercise of Options and Stock Rights granted under the 1996 Stock Plan, and certain other rights granted under the 1996 Stock Plan is based upon the provisions of the Code as in effect on the date of this Proxy Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the federal income tax consequences of these plans or of the requirements that must be met in order to qualify for the described tax treatment. In addition, there may be foreign, state or local tax consequences that are not discussed herein.

         Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1996 Stock Plan:

         1. In general, an optionee will not recognize any income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and the Company will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

         2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the option was granted or (ii) one year after the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

         3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be taxed to the optionee as ordinary income in the year of such disposition.

         4. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercising an ISO, the Company generally should be entitled to a corresponding federal income tax deduction.

         5. The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and
(ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

         6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

         7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

         8. In addition to the tax consequences described above, the exercise of an ISO may result in an "alternative minimum tax". The "alternative minimum tax" (the maximum rate is 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

         9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         Non-Qualified Stock Options. The following general rules are applicable under current federal income tax law to Non-Qualified Options granted under the 1996 Stock Plan:

         1. In general, the optionee will not recognize any income upon the grant of a Non-Qualified Option, and the Company will not be allowed a federal income tax deduction upon such grant.

         2. The optionee generally will recognize ordinary income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

         3. When the optionee sells the shares acquired through the exercise of a Non-Qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

         4. When the optionee recognizes ordinary income attributable to a Non-Qualified Option, the Company generally should be entitled to a corresponding federal income tax deduction.

         5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules apply.

         6. Special rules apply if the shares acquired upon the exercise of a Non-Qualified Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         Awards and Purchases. The following general rules are applicable under current federal income tax law to Awards and Purchases under the 1996 Stock
Plan:

         Persons receiving shares pursuant to an Award or Purchase under the 1996 Stock Plan will generally recognize ordinary income equal to the fair market value of the shares received, reduced by any purchase price paid. The Company generally should be entitled to a corresponding federal income tax deduction. When such shares are sold, the seller generally will recognize capital gain or loss. Special rules apply if the shares acquired are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.


         The Board of Directors recommends a vote FOR the proposal to approve the amendment to the Company's 1996 Stock Plan.


                                 PROPOSAL III

                     RATIFICATION OF SELECTION OF AUDITORS

         The Board of Directors has selected the firm of Arthur Andersen LLP independent certified public accountants, to serve as auditors for the fiscal year ending December 31, 1999. Arthur Andersen LLP has served as the Company's auditors since fiscal year ended December 31, 1983. It is expected that a member of the firm will be present at the meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The Board of Directors recommends a vote FOR the ratification of this selection.

                                 OTHER MATTERS

         The Board of Directors does not intend to bring any matters before the Annual Meeting other than those specifically set forth in the Notice of Meeting and it knows of no matters to be brought before the Annual Meeting by others. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the Board of Directors.

                           EXPENSES AND SOLICITATION

         The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies. The Company will bear all reasonable solicitation fees and expenses and the Company estimates that such fees and expenses should be approximately $15,000 in the aggregate.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Such persons are required by regulations of the Commission to furnish the Company with copies of all such filings. James F. Mitchell, an officer of the Company, failed to file his Statement of Changes in Beneficial Ownership in a timely manner when he sold 15,000 shares of the Company's Common Stock. Mr. Mitchell subsequently filed such a report that disclosed the aforementioned transaction. Based on its review of the copies of such filings received by it with respect to the fiscal year ended December 31, 1998 and written representations from certain Reporting Persons, the Company believes that all other Reporting Persons complied with all Section 16(a) filing requirements in 1998.

                             STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the Company's proxy materials to be furnished to all stockholders entitled to vote at the 2000 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8 must be received at the Company's principal executive offices not later than November 20, 1999. Stockholders who wish to make a proposal at the 2000 Annual Meeting - other than one that will be included in the Company's proxy materials - should notify the Company no later than February 3, 2000. If a stockholder who wishes to present a proposal fails to notify the Company by this date, the proxies that management solicits for the meeting will have discretionary authority to vote on the stockholder's proposal if it is properly brought before the meeting. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC's proxy rules.

--------------------------------------------------------------------------------

                               DAVOX CORPORATION
            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Alphonse M. Lucchese and James F. Mitchell and each or either of them, proxies with full power of substitution to vote all shares of stock of Davox Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 4, 1999, at 10:00 a.m. at the offices of the Company, 6 Technology Park Drive, Westford, Massachusetts, and at any adjournment thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated March 19, 1999, a copy of which has been received by the undersigned. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN ACCORDANCE WITH YOUR INDICATED DIRECTIONS. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSALS 1, 2, 3 AND 4.

                        (TO BE SIGNED ON REVERSE SIDE)         ------------
                                                               SEE REVERSE
                                                                  SIDE
                                                               ------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

/X/   PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.
                             FOR           WITHHOLD   Nominees:   A.M. Lucchese
1. To fix the number         /  /            /  /                 M.D. Kaufman
   of directors constituting                                      W.J. Levison
   the Board of Directors                                         R.S. Asen
   at four and to elect a Board of Directors for the ensuing year.

INSTRUCTIONS: To withhold for a specific nominee, write that nominee's name on the space provided.

________________________________________

                                                     FOR     AGAINST    ABSTAIN
2. To approve an increase in the number of shares    /  /      /  /       /  /
   available for issuance under the Company's
   1996 Stock Plan to 2,700,000.

3. To ratify the selection of the firm of Arthur     /  /      /  /       /  /
   Andersen LLP as auditors for the Company for the fiscal year ending December 31, 1999.

4. To consider and act upon any other matters that   /  /      /  /       /  /
   may properly be brought before the Annual
   Meeting of Stockholders of the Company.

SIGNATURE(S)_____________________  _________________________ Dated:_______, 1999
                                   signature if held jointly


Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------